Exhibit 21.1

SUBSIDIARIES OF IOMEGA CORPORATION

Subsidiary Name	Jurisdiction of Incorporation

Iomega Asia Pacific Sdn. Bhd.	Malaysia

Iomega Canada Development Corporation	Canada

Iomega Corporation Australia PTY Ltd.	Australia

Iomega GmbH	Germany

Iomega Holdings Corporation	Delaware

Iomega Hong Kong Ltd.	Hong Kong

Iomega International S.A.	Switzerland

Iomega Japan Corporation	Japan

Iomega Latin America Inc.	Delaware

Iomega Overseas B.V.	The Netherlands

Iomega Pacific PTE Ltd.	Singapore

Iomega SARL	Switzerland

CSCI, Inc.	California